Exhibit 3.1

NE Sec of State John A. Gale

MIDWEST HOLDING INC.

Filed:  03/29/2010

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MIDWEST HOLDING INC.

Pursuant to the provisions of Section 21-20,122 of the Business Corporation Act of the State of Nebraska, Midwest Holding Inc. adopts the following Amended and Restated Articles of Incorporation.  These Articles correctly set forth the provisions of the Articles of Incorporation, as amended, and supersede the original Articles of Incorporation and all amendments thereto.

ARTICLE I

NAME

The name of the corporation is Midwest Holding Inc.

ARTICLE II

AUTHORIZED SHARES

The total number of shares of capital stock of all classes which this corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares, all having a par value of One-Tenth of One Cent ($0.001) per share, consisting of the following:  (a) One Hundred Twenty Million (120,000,000) shares of voting common stock (the “Voting Common Stock”); (b) Twenty Million (20,000,000) shares of non-voting common stock (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “Common Stock”); and (c) Ten Million (10,000,000) shares of preferred stock.

The voting powers, designations, preferences, limitations, restrictions, and special rights are or shall be fixed as follows:

A. Common Stock and Non-Voting Common Stock.

1.             The One Hundred Twenty Million (120,000,000) shares of Voting Common Stock, which shall include all shares of common stock of the corporation issued and outstanding on the date hereof, shall have full voting rights as authorized under the Business Corporation Act.  The Twenty Million (20,000,000) shares of Non-Voting Common Stock shall have no voting rights other than as provided in the Business Corporation Act, but shall in all other respects, including declaration and payment of dividends and other distributions, including liquidating distributions, be the same as and shall rank pari passu with the Voting Common Stock.  No dividends or other distributions shall be declared or paid in shares of Common Stock, or options, warrants or rights to acquire such stock or securities convertible into or exchangeable for shares of such stock, except dividends or other distributions payable to all of the holders of Common Stock ratably according to the number of shares held by them, in shares of Voting Common Stock to holders of that class of stock, and in shares of Non-Voting Common Stock to holders of that class of stock.

2.             Shares of Non-Voting Common Stock shall be convertible into shares of Voting Common Stock at the corporation’s option at any time; provided, that any such conversion shall apply equally to all shares of Non-Voting Common Stock that are issued and outstanding on the date of conversion.  The corporation shall give written notice of such conversion to all holders of shares of Non-Voting Common Stock at least twenty (20) days prior to the effective date of such conversion.  Such notice shall provide instructions to the holders of shares of Non-Voting Common Stock for the surrender and exchange of certificates representing the converted shares.

3.             Shares of Non-Voting Common Stock shall be convertible into shares of Non-Voting Common Stock at the option of the holder of such shares at any time on or after the fifth anniversary of the date of issuance of such shares by the corporation.  Each optional conversion of shares pursuant to this paragraph shall be effected by:  (a) the surrender of the certificate or certificates representing the shares to be converted, accompanied by instruments of transfer satisfactory to the corporation, at the principal office of the corporation; and (b) the delivery of written notice (by registered or certified mail, overnight courier or hand delivery) to the corporation that the holder of such shares desires ton convert some or all of the shares represented by such certificate or certificates.  Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for converted shares of Voting Common Stock are to be issued and shall include instructions for the delivery thereof.  Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such surrendered certificate or certificates shall have been received by the corporation as provided herein, and at such time the rights of the holder of the converting shares of Non-Voting Common Stock as such holder shall cease and the person or persons in whose name or names the certificate or certificates for the converted shares of Voting Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the converted shares of Voting Common Stock.

4.             The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock, solely for the purposes of issuance upon the conversion of shares of Non-Voting Common Stock, such number of shares of Voting Common Stock as are then issuable upon conversion of all outstanding shares of Non-Voting Common Stock.

5.             If the corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of any class of Common Stock, the outstanding shares of each other class of Common Stock shall be subdivided or combined, as the case may be, to the same extent, share and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.  In case of any reorganization, reclassification or change of shares of any class of Common Stock (other than a change in par value or from par to no par value as a result of a subdivision or combination), or in case of any consolidation of the corporation with one or more corporations or a merger of the corporation with another corporation, each holder of a share of Common Stock, irrespective of class, shall have the right at any time thereafter, so long as the conversion right hereunder with respect to such share would exist had such event not occurred, to convert such share into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition by a holder of the number of shares of the class of Common Stock into which such shares of Common Stock might have been converted immediately prior to such reclassification, change, consolidation, merger, sale, lease or other disposition. In the event of such a reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition, effective provision shall be made in the articles or certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Common Stock of each class that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of Common Stock into which such Common Stock might have been converted immediately prior to such event.

B. Preferred Stock.  The board of directors is expressly authorized to issue the preferred stock from time to time, in one or more series, provided that the aggregate number of shares issued and outstanding at any time of all such series shall not exceed Ten Million (10,000,000).  The board of directors is further authorized to fix or alter, in respect to each such series, the following terms and provisions of any authorized and unissued shares of such stock:

(i)                                     the distinctive serial designation;

(ii)                                  the number of shares of the series, which number may at any time or from time to time be increased or decreased (but not below the number of shares of such series then outstanding) by the board of directors;

(iii)                               the voting powers, if any, and, if voting powers are granted, the extent of such voting powers and the right, if any, to elect a director or directors;

(iv)                              the election, term of office, filling of vacancies, and other terms of the directorship of directors, if any, to be elected by the holders of any one or more classes or series of such stock;

(v)                                 the dividend rights, if any, including, without limitation, the dividend rates, dividend preferences with respect to other series or classes of stock, the dates on which any dividends shall be payable, and whether dividends shall be cumulative;

(vi)                              the date from which dividends on shares issued prior to the date for payment of the first dividend thereon shall be cumulative, if any;

(vii)                           the redemption price, terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;

(viii)                        the liquidation preferences and the amounts payable on dissolution or liquidation;

(ix)                                the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the corporation; and

(x)                                   any other terms or provisions which the board of directors by law may be authorized to fix or alter.

C.  Provisions Applicable to Common and Preferred Stock.  No holder of shares of the corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of stock of the corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold, or offered for sale by the corporation.

ARTICLE III

RESTRICTION ON TRANSFER OF SHARES

The Bylaws or an agreement signed by the corporation or all shareholders of the corporation may contain provisions restricting the transfer of stock of the corporation.  No shareholder shall sell, assign, transfer, dispose of, or encumber any shares of stock in violation of any condition stated in the Bylaws or any such agreement.

ARTICLE III

AMENDMENT

The corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation in the manner now and hereafter permitted by law, and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE IV

REGISTERED AGENT

The street address of the corporation’s registered office is: 233 South 13th Street, 1900 U.S. Bank Building, Lincoln, Lancaster County, Nebraska 68508 and the name of the registered agent at such address is: David J. Routh.

ARTICLE V

DIRECTORS

The governing board of the corporation shall be known as directors.  The number of directors shall be established from time to time in such manner as shall be provided by the Bylaws of the corporation; provided, however, that the corporation shall have no fewer than one and no more than twelve individuals, which range shall be established by the Bylaws of the corporation.

ARTICLE VI

INDEMNIFICATION

The corporation shall indemnify its directors and officers, to the fullest extent permitted by law, for liability to any person for any action taken, or any failure to take any action, as a director or officer.

ARTICLE VII

PERSONAL LIABILITY OF DIRECTORS

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take action as a director except for liability (i) for the amount of a financial benefit received by a director to which he or she is not entitled; (ii) for intentional infliction of harm on the corporation or its shareholders; (iii) for a violation of Neb. Rev. Stat. § 21-2096; and (iv) for an intentional violation of criminal law.

* * * * *

These Amended and Restated Articles of Incorporation were approved and adopted by the Board of Directors of the corporation on March 16, 2010.  These Amended and Restated Articles of Incorporation include amendments requiring shareholder approval, and both the amendments and these Amended and Restated Articles of Incorporation were adopted by the shareholders of the corporation on March 16, 2010.  There were a total of 6,598,361 shares of the corporation’s common stock issued and outstanding and entitled to vote.  A total of 3,434,902  shares of common stock voted in favor of the amendments and these Amended and Restated Articles of Incorporation, and 74,970  shares of common stock voted against the amendments and these Amended and Restated Articles of Incorporation.  The number of shares voting in favor was sufficient for approval.

DATED this 24th day of March, 2010.

/s/ Travis Meyer
Travis Meyer, President